Calculation of registration fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)

Common Stock, no par value	352,926	$39.6391	$13,989,669	$998

(1)    Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(7)

Registration Number 333-148154

Prospectus Supplement

(To Prospectus dated December 19, 2007 and Prospectus Supplement dated April 30, 2010)

352,926 shares

Common stock

This Prospectus Supplement supplements the prospectus dated December 19, 2007 and the prospectus supplement dated April 30, 2010 relating to 4,976,270 shares issued on April 30, 2010 to the selling shareholders upon the closing of an asset purchase transaction (collectively, the “Prospectus”) to register for offer and sale an additional 352,926 shares issued at a second closing on the asset purchase transaction on June 10, 2010.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus.

Investing in our common stock involves risks, including those described in the “Risk factors” section beginning on page S-4 of the Prospectus and the section entitled “Risk Factors” beginning on page 13 of our most recent Annual Report on Form 10-K for fiscal year ended December 31, 2009, which is incorporated by reference into the Prospectus.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “EQT.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 10, 2010

The section captioned “Selling Shareholders” beginning on page S-7 of the Prospectus is amended and restated in its entirety to read as follows:

Selling Shareholders

This prospectus supplement covers shares issued to certain persons in connection with agreements entered into in February, 2010 under which we acquired interests in certain Marcellus Shale oil and gas properties located in Pennsylvania (the “Marcellus Shale Transaction”). The shares issued in the Marcellus Shale Transaction were sold to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. The selling shareholders who received shares from us in the Marcellus Shale Transaction and their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell under this prospectus supplement any or all of the shares listed opposite each of their names below.  No offer or sale under this prospectus supplement may be made by a selling shareholder unless that holder is listed in the table below, in an additional prospectus supplement or in an amendment to the related registration statement that has become effective under the Securities Act.

The table below sets forth information about the number of shares owned by each selling shareholder as of June 10, 2010, that may be offered from time to time under this prospectus supplement. The table below has been prepared based upon the information furnished to us by the selling shareholders.   The percentages of shares of common stock outstanding have been calculated based on 148,777,461shares of common stock outstanding as of May 31, 2010.  The selling shareholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented. Information concerning the selling shareholders may change from time to time and, if necessary, we will amend and/or supplement this prospectus supplement accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling shareholders upon termination of this offering because the selling shareholders may offer some or all of their common stock under the offering contemplated by this prospectus supplement. The total amount of shares that may be sold hereunder will not exceed the number of shares offered hereby.  The table below assumes that the selling shareholders will sell all of their shares of common stock offered for sale.  However, a selling shareholder is under no obligation to sell any shares of common stock pursuant to this prospectus supplement.

The selling shareholders represented that they acquired the shares for investment purposes only and not with a view to distribution except in accordance with the registration provisions of the Securities Act or an exemption therefrom, if available. If the shares are to be sold by transferees of the selling shareholders under this prospectus supplement, we must file an additional prospectus supplement, amending the list of selling shareholders to include the transferee as a selling shareholder. Upon being notified by a selling shareholder that it intends to use an agent or principal to sell their shares, an additional prospectus supplement will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement. All selling shareholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness and for as long as they are participants in the offering.  Except as noted below, to our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

	Shares of Common Stock Owned as of June 10, 2010
Name of Selling Shareholder(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Shares of Common Stock That May be Sold in This Offering	Number of Shares of Common Stock Beneficially Owned Following This Offering
American Exploration Company(2)	828,901	*	828,901	0
Glade Park Gas, L.P.(3)	2,822,855	1.9%	2,822,855	0
Rosebud Mining Company(4)	1,007,706	*	1,007,706	0
Law Offices of Greco & Lander, P.C.(5)	247,149	*	247,149	0

H & H Producing of Mount Jewett LP(6)	187,635	*	187,635	0
Total	5,094,246	3.4%	5,094,246	0

___________________________

*        Less than 1%.

(1)

Information regarding the selling shareholders may change from time to time. Any such changed information will be set forth in amendments or supplements if and when necessary. The share ownership information included in the table is based on the total number of shares issued to the shareholders at a first closing held on April 30, 2010 and, other than Rosebud Mining Company and H & H Producing of Mount Jewett LP, a second closing held on June 10, 2010, after giving effect to shares sold by the shareholders since April 30, 2010.

(2)

Representatives of American Exploration Company have advised us that Thomas F. Halloran, President of American Exploration Company, is the natural person who holds voting and dispositive power with respect to the shares of EQT Corporation common stock held by American Exploration Company. The number of shares of common stock shown as beneficially owned and the number of shares of common stock that may be sold in this offering do not include 168,435 shares of common stock that were sold by the selling shareholder since April 30, 2010 and prior to June 10, 2010.

(3)

Representatives of Glade Park Gas, L.P. have advised us that David E. Snyder, President of S/A Gas, Inc., the general partner of Glade Park Gas, L.P. is the natural person who holds voting and dispositive power with respect to the shares of EQT Corporation common stock held by Glade Park Gas, L.P. The number of shares of common stock shown as beneficially owned and the number of shares of common stock that may be sold in this offering do not include 50,000 shares of common stock that were sold by the selling shareholder since April 30, 2010 and prior to June 10, 2010.

(4)

Representatives of Rosebud Mining Company have advised us that J. Clifford Forrest, President of Rosebud Mining Company, and James R. Barker, Executive Vice President of Rosebud Mining Company, are the natural persons who hold voting and dispositive power with respect to the shares of EQT Corporation common stock held by Rosebud Mining Company.

(5)

Representatives of Law Offices of Greco & Lander, P.C. have advised us that Al Lander, Director and Officer of Law Offices of Greco & Lander, P.C., and Dom W. Greco, Director and Officer of Law Offices of Greco & Lander, P.C., are the natural persons who hold voting and dispositive power with respect to the shares of EQT Corporation common stock held by Law Offices of Greco & Lander, P.C.

(6)

Representatives of H & H Producing of Mount Jewett LP have advised us that Dale W. Howard, President of Lindholm Division, Inc., the general partner of H & H Producing of Mount Jewett LP is the natural person who holds voting and dispositive power with respect to the shares of EQT Corporation common stock held by H & H Producing of Mount Jewett LP. The number of shares of common stock shown as beneficially owned and the number of shares of common stock that may be sold in this offering do not include 16,515 shares of common stock that were sold by the selling shareholder since April 30, 2010 and prior to June 10, 2010.